Exhibit 99.1

For release: October 27, 2009	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Strengthens Allowance for Loan Losses Recording a 28% Increase

Which Leads to a Net Loss of $5.9 Million for the First Quarter

Highlights

•

First Place continued to strengthen its allowance for loan losses increasing it by $11.1 million or 28.0% during the current quarter to $50.6 million or 2.07% of loans, up from 1.60% of loans at June 30, 2009;

•	Net loss for the first quarter of fiscal 2010 was $5.9 million, primarily driven by a higher provision for loan losses, partially offset by increases in net interest income and mortgage banking gains;

•

Capital remains strong as bank-level total risk-based capital reached 12.67% at September 30, 2009 up from 12.37% at June 30, 2009 and well above the 10.00% required to be well capitalized for regulatory purposes; the Board of Directors opted to conserve capital by eliminating the dividend on common stock;

•

An increase in market share and continued favorable long-term interest rates resulted in an increase in mortgage banking activity and gains of $3.9 million, an increase of $2.1 million from the same quarter in the prior year;

•	First Place continued to manage its costs of deposits resulting in a 32 basis point increase in net interest margin to 3.38% from 3.06% in the June 2009 quarter.

Summary

Warren, Ohio – October 27, 2009 – First Place Financial Corp. (Nasdaq: FPFC) reported a net loss of $5.9 million for the quarter ended September 30, 2009 compared with a net loss of $6.2 million for the quarter ended September 30, 2008. The net loss for the first quarter of fiscal 2010 was primarily due to increases of $15.1 million in the provision for loan losses and $2.9 million in noninterest expense, partially offset by increases of $2.6 million in net interest income and $13.3 million in noninterest income and a decrease of $2.4 million in income taxes. The increase in noninterest expense was primarily due to increases of $1.3 million in FDIC premiums and $1.1 million in loan expenses. The increase in noninterest income was primarily due to the prior period charge of $9.3 million for the decline in the fair value of securities, including Fannie Mae preferred stock, which the Company has since sold, and a mortgage-backed securities mutual fund, along with current period increases of $2.1 million in mortgage banking gains and $1.0 million in service charges on deposit accounts. The loss per common share for the current quarter was $0.42 compared with a loss per common share of $0.37 for the same quarter in the prior year. Return on average assets and return on average equity for the current quarter were -0.73% and -8.38%, respectively, compared with -0.74% and -7.74%, respectively, for the same quarter in the prior year.

The net loss of $5.9 million for the quarter ended September 30, 2009 represented a decrease of $6.8 million from the net loss of $12.7 million for the preceding quarter ended June 30, 2009. The reduction in net loss was primarily due to a decrease of $6.7 million in noninterest expense along with increases of $3.3 million in noninterest income and $1.9 million in net interest income, partially offset by increases of $2.9 million in the provision for loan losses and $2.2 million in income taxes. The decrease in noninterest expense was primarily due to decreases in real estate owned expense, FDIC premiums and salaries and employee benefits. The FDIC premiums in the previous quarter included a special assessment of $1.6 million. The increase in noninterest income was primarily due to a reduction in impairment of securities and an increase in loan servicing income. Loss per common share for the current quarter was $0.42 compared with a loss per common share of $0.83 for the preceding quarter ended June 30, 2009. Return on average assets and return on average equity for the current quarter were -0.73% and -8.38%, respectively, compared with -1.52% and -17.61%, respectively, for the preceding quarter ended June 30, 2009.

Core earnings are a supplementary financial measure computed using methods other than Generally Accepted Accounting Principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. Core earnings excludes merger, integration and restructuring costs which were $0.3 million and $0.1 million for the quarters ended September 30, 2009 and 2008, respectively. Core loss for the quarter ended September 30, 2009 was $5.7 million compared with a core loss of $6.1 million for the quarter ended September 30, 2008. For additional information on core earnings, see the section entitled Explanation of Certain Non-GAAP Measures and the Reconciliation of Net Income to Core Earnings under the Consolidated Financial Highlights.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “The current recession continues to impact our borrowers and therefore our credit costs. Our response has been consistent and focused. This quarter we recorded a provision for loan losses approximately twice the amount of our charge-offs which increased our allowance for loan losses to 2.07% of loans, up from 1.19% a year earlier. This position of strength leaves us well prepared to deal with future credit losses. At the same time, core operations of First Place Bank continue to improve; mortgage banking remains strong, fee income on deposit accounts has been growing and net interest margin has improved for the third consecutive quarter. As the recession draws to a close and credit issues improve, First Place is well positioned to be a strong performer.”

Revenue

Net interest income for the first quarter of fiscal 2010 was $25.6 million, an increase of $2.6 million or 11.3% compared with $23.0 million in the first quarter of fiscal 2009. This increase was the result of an increase of 31 basis points in the net interest margin to 3.38% for the current quarter compared with 3.07% for the same quarter in the prior year. Net interest income of $25.6 million for the quarter ended September 30, 2009 represents an increase of $1.9 million from net interest income of $23.7 million for the quarter ended June 30, 2009 while net interest margin of 3.38% for the current quarter increased from 3.06% for the quarter ended June 30, 2009. The primary reason for the increase in net interest margin from the June 2009 quarter was that interest rates paid on interest-bearing liabilities continued to reprice lower, catching up with the already lower yielding assets. During the quarter ended June 30, 2009, the Company carried a higher level of short-term liquid assets due to the uncertainties in the financial markets. Since June 30, 2009, the Company has utilized a portion of these short-term liquid assets to retire maturing liabilities with high interest rates, further contributing to the improved margin.

Noninterest income for the first quarter of fiscal 2010 was $11.7 million, an increase of $13.3 million compared with a loss of $1.6 million in the first quarter of fiscal 2009. The increase in noninterest income was primarily due to the prior year charge of $9.3 million for the decline in the fair value of Fannie Mae preferred stock, which the Company has since sold, and a mortgage-backed securities mutual fund, along with current period increases of $2.1 million in mortgage banking gains and $1.0 million in service charges on deposit accounts.

The volume of loan sales in the current quarter was $507 million compared to $255 million for the same quarter in the prior year. The increase in mortgage banking gains was primarily due to the higher volume of loans sold supplemented by an increase in the margin on mortgage banking sales. The $1.0 million increase in service charges on deposit accounts was primarily due to overdraft fee income.

Mr. Lewis commented, “We are seeing substantial margin improvement, which we expect to continue into the second fiscal quarter of 2010 as we more fully realize the benefit of the rate reductions on liabilities as well as wider loan spreads. During the quarter we have liquidated high cost single service certificates of deposit reducing interest costs and improving our mix of deposits. Our mortgage banking personnel continue to generate substantial volumes in this historically low interest rate environment. This is a win for us and for our customers who were able to purchase new homes or reduce the monthly payments on their current homes.”

Noninterest Expense

Noninterest expense for the first quarter of fiscal year 2010 was $24.3 million, an increase of $2.9 million or 13.9% compared with $21.4 million in the first quarter of fiscal year 2009. The increase in noninterest expense was primarily due to increases of $1.3 million in FDIC premiums and $1.1 million in loan expenses. The increase in FDIC premiums resulted from increases in premium rates and the exhaustion of credits carried over from prior years. The increase in loan expenses resulted from the higher volume of loan originations and expenses related to nonperforming loans. Salaries and employee benefits have decreased $0.6 million in the current quarter compared with the same quarter a year ago. Some savings have been achieved during the past six months by reorganizing into a line of business structure from a regional structure and consolidating back office operations. A significant portion of this savings has been reinvested by adding or reassigning personnel to credit functions to stay ahead of potential increases in credit problems. Noninterest expense to average assets increased to 2.99% for the quarter ended September 30, 2009 from 2.56% for the same quarter in the prior year. FDIC premiums to average assets were 0.18% for the quarter ended September 30, 2009 compared with 0.01% for the same quarter in the prior year.

Noninterest expense for the first quarter of fiscal 2010 decreased $6.7 million from $31.0 million in the preceding quarter ended June 30, 2009. The decrease was primarily due to decreases in real estate owned expense, FDIC premiums and salaries and employee benefits. Noninterest expense to average assets decreased to 2.99% in the current quarter compared with 3.72% in the preceding quarter.

Core noninterest expense excludes merger, integration and restructuring costs which were minimal in each of the quarters discussed, and therefore, provide no significant changes to the analyses.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $159.9 million at September 30, 2009, or 4.93% of total assets, up $19.9 million from $140.0 million, or 4.11% of total assets at June 30, 2009. Nonperforming loans were $126.7 million at September 30, 2009, or 5.17% of total loans, up $23.5 million from $103.2 million, or 4.18% of total loans at June 30, 2009. Real estate owned was $33.1 million at September 30, 2009, down $3.7 million from $36.8 million at June 30, 2009. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. This strategy of pursuing deeds in lieu of foreclosure more aggressively should result in a significant reduction in the holding period for nonperforming assets and ultimately reduce economic losses. Single family residential properties represented $17.2 million of the $33.1 million balance of real estate owned at September 30, 2009.

Net charge-offs were $11.4 million in the current quarter, which was a decrease of $4.4 million from net charge-offs of $15.8 million in the quarter ended June 30, 2009. The current quarter net charge-offs consisted of $7.0 million in commercial loans, $3.1 million in mortgage and construction loans and $1.3 million in consumer loans. Management performs an ongoing assessment of the overall credit risk within the loan portfolio. This assessment provides an analysis of the estimated probable credit losses that could be incurred in the loan portfolio. Based on this analysis, a provision for loan losses of $22.5 million was recorded for the quarter ended September 30, 2009. That provision represents a $15.1 million increase over the provision of $7.4 million recorded in the quarter ended September 30, 2008 and a $2.9 million increase from the provision of $19.6 million recorded in the quarter ended June 30, 2009. The allowance for loan losses increased to $50.6 million at September 30, 2009, from $39.6 million at June 30, 2009 and $31.4 million at September 30, 2008. The ratio of the allowance for loan losses to total loans was 2.07% at September 30, 2009, compared with 1.60% at June 30, 2009 and 1.19% at September 30, 2008. The allowance for loan losses to nonperforming loans was 39.96% at September 30, 2009, up from 38.34% at June 30, 2009. Of the total nonperforming loans at September 30, 2009, 85% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the majority of the loan balance is recovered by liquidating the real estate.

Mr. Lewis commented, “From the beginning of this current credit cycle, we have been aggressively dealing with our most problematic assets, including heavier scrutiny of our more significant commercial relationships. This loan level visibility has allowed us to react quickly and minimize losses. While we continue to believe that our commercial portfolio will remain under pressure, we remain confident that the risks in our loan portfolios are manageable. With both the national and local unemployment beginning to level off, it is our hope that this small indication of improvement translates into reduced credit quality concerns in the near future. In the meantime, we will continue to seek opportunities to accelerate the resolution of problem credits and maintain a strong allowance for loan losses which will position the Company for its return to profitability.”

Balance Sheet Activity

Assets were $3.245 billion at September 30, 2009, compared with $3.404 billion at June 30, 2009, a decrease of $159 million or 4.7%. The decrease in assets was primarily due to decreases of $91 million in loans held for sale, $31 million in cash and due from banks and $19 million in portfolio loans. Total portfolio loans were $2.450 billion at September 30, 2009. During the current quarter, consumer loans decreased $12 million or 3.1%, to $361 million, mortgage and construction loans decreased $6 million to $845 million and commercial loans decreased $1 million to $1.243 billion. Commercial loans now account for 50.8% of the loan portfolio, up from 50.4% at June 30, 2009. Loans held for sale decreased to $286 million at September 30, 2009, primarily due to the sale of the prior quarter’s higher volume of refinanced loans and a decrease in the volume of loans originated during the current quarter.

Deposits totaled $2.331 billion at September 30, 2009, a decrease of $105 million since June 30, 2009. The decrease in deposits was primarily due to a decrease of $60 million in deposits from our retail branch network and a net decrease of $45 million in brokered certificates of deposit and public funds of the state of Ohio. The significant reduction in certificates of deposit has improved the mix of deposits as certificates of deposit make up 50.3% of total deposits at September 30, 2009 down from 54.7%. Total borrowings decreased $35 million to $623 million at September 30, 2009, compared with $658 million at June 30, 2009.

At September 30, 2009, total equity was $278 million, down $3 million from $281 million at June 30, 2009. The decrease was primarily due to the net loss of $6 million and $1 million in preferred stock dividends, partially offset by a $4 million increase in unrealized net gains on the securities portfolio. Total equity to total assets was 8.57% at September 30, 2009, up from 8.27% at June 30, 2009. Tangible equity to tangible assets was 8.27% at September 30, 2009, up from 7.96% at June 30, 2009. Bank-level total risk-based capital reached 12.67% at September 30, 2009 up from 12.37% at June 30, 2009 and well above the 10.00% required to be well capitalized for regulatory purposes. First Place Bank currently exceeds the well capitalized requirements by $63 million. During the quarter ended March 31, 2009, the Company received $73 million in the U.S. Treasury’s Capital Purchase Program funds to strengthen total equity and invested $31 million of the funds directly into First Place Bank. First Place Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and has continued to be well capitalized since then through September 30, 2009.

Mr. Lewis noted, “With the recent and dramatic disruption in the capital markets and the related tightening of credit nationwide, we have carefully monitored and maintained appropriate levels of both liquidity and capital. In this environment, it is imperative that we strike a careful balance between managing risk effectively and doing our part to help the communities we serve regain their financial viability. These times are certainly challenging, but I remain confident in the ability of First Place to come out of this cycle better positioned to compete and perform.”

Board Actions

At its regular meeting held on October 20, 2009, the Board of Directors decided to not declare a dividend. Mr. Lewis stated, “We understand the importance of our dividend to our common shareholders, and we did not take this decision lightly. The Board of Directors and management believe this action is prudent and proactive given the near-term challenges in today’s economic environment. This decision was based on our current level of earnings, our perception of the need for capital to weather the economic storm and our desire to build capital to retire our preferred stock as soon as possible. Our capital ratios remain strong and we will work to make sure they remain strong.”

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of first quarter fiscal 2010 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. eastern time, Wednesday, October 28, 2009. The conference call can be accessed by dialing 877-407-0783 or 201-689-8564. The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information. The event will be archived on the First Place website for one month. In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. eastern time, October 28, 2009 through midnight November 11, 2009 by dialing 877-660-6853 Account #286, ID #334401.

About First Place Financial Corp.

First Place Financial Corp. is a $3.2 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through its principal subsidiary, First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd., Coldwell Banker First Place Real Estate, Ltd., Title Works Agency, LLC and APB Financial Group, Ltd. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP. Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. Reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three months ended September 30,		Percent
(Dollars in thousands, except share data)	2009	2008	Change

Interest income	$40,902	$44,460	(8.0)%
Interest expense	15,344	21,505	(28.6)

Net interest income	25,558	22,955	11.3

Provision for loan losses	22,500	7,351	206.1

Net interest income after provision for loan losses	3,058	15,604	(80.4)

Noninterest income
Service charges on deposit accounts	3,149	2,142	47.0
Net gains on sale of securities	—	319	(100.0)
Change in fair value of securities	400	(9,320)	N/M
Mortgage banking gains	3,908	1,775	120.2
Gain on sale of loan servicing rights	689	—	N/M
Loan servicing income (loss)	152	(44)	N/M
Other income – bank	1,623	1,689	(3.9)
Insurance commission income	1,289	933	38.2
Other income – nonbank	532	908	(41.4)

Total noninterest income	11,742	(1,598)	N/M

Noninterest expense
Salaries and employee benefits	9,970	10,627	(6.2)
Occupancy and equipment	3,581	3,399	5.4
Professional fees	1,045	845	23.7
Loan expenses	1,827	727	151.3
Marketing	390	578	(32.5)
Federal deposit insurance premiums	1,443	108	N/M
Merger, integration and restructuring	297	45	N/M
Amortization of intangible assets	749	806	(7.1)
Real estate owned expense	1,068	1,080	(1.1)
Other expense	3,955	3,145	25.8

Total noninterest expense	24,325	21,360	13.9

Loss before income tax benefit	(9,525)	(7,354)	N/M
Income tax benefit	(3,611)	(1,195)	N/M

Net loss	(5,914)	(6,159)	N/M
Preferred stock dividends and discount accretion	1,091	—	N/M

Net loss attributable to common shareholders	$(7,005)	$(6,159)	N/M

SHARE DATA:
Basic loss per common share	$(0.42)	$(0.37)	N/M
Diluted loss per common share	$(0.42)	$(0.37)	N/M
Cash dividends per common share	$0.01	$0.085	(88.2)
Average common shares outstanding - basic	16,593,499	16,547,160	0.3
Average common shares outstanding - diluted	16,593,499	16,547,160	0.3

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008
(Dollars in thousands)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$34,869	$38,321	$70,564	$38,647	$65,444
Interest-bearing deposits in other banks	28,595	56,614	111,376	74,494	5,992
Federal funds sold	—	—	41,000	—	150
Securities, at fair value	276,470	276,600	287,719	283,097	278,989
Loans held for sale, at fair value	285,760	376,406	160,165	96,851	66,039
Loans
Mortgage and construction	845,421	851,281	886,805	954,660	989,003
Commercial	1,243,408	1,244,515	1,258,784	1,265,165	1,245,998
Consumer	361,108	372,648	383,640	393,630	395,942

Total loans	2,449,937	2,468,444	2,529,229	2,613,455	2,630,943
Less allowance for loan losses	50,643	39,580	35,766	33,577	31,428

Loans, net	2,399,294	2,428,864	2,493,463	2,579,878	2,599,515
Federal Home Loan Bank stock	35,041	36,221	36,221	36,221	36,221
Premises and equipment, net	51,352	52,222	38,561	40,454	40,328
Premises held for sale, net	—	—	14,739	13,333	13,491
Goodwill	885	885	909	—	93,741
Core deposit and other intangibles	9,891	10,639	11,380	11,979	12,767
Real estate owned	33,123	36,790	34,969	34,801	26,573
Other assets	90,102	90,905	84,304	74,527	76,703

Total assets	$3,245,382	$3,404,467	$3,385,370	$3,284,282	$3,315,953

LIABILITIES
Deposits
Noninterest-bearing checking	$236,378	$238,417	$230,968	$227,434	$222,305
Interest-bearing checking	180,106	173,376	166,394	160,274	158,298
Savings	406,434	400,424	399,343	393,070	438,410
Money markets	335,116	291,131	283,927	285,615	305,320
Certificates of deposit	1,172,835	1,332,253	1,468,643	1,474,557	1,281,294

Total deposits	2,330,869	2,435,601	2,549,275	2,540,950	2,405,627
Short-term borrowings	288,292	323,458	170,946	142,454	156,173
Long-term debt	335,162	335,159	337,092	364,269	414,448
Other liabilities	12,821	28,770	33,681	18,752	28,790

Total liabilities	2,967,144	3,122,988	3,090,994	3,066,425	3,005,038

SHAREHOLDERS’ EQUITY	278,238	281,479	294,376	217,857	310,915

Total liabilities and shareholders’ equity	$3,245,382	$3,404,467	$3,385,370	$3,284,282	$3,315,953

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(Dollars in thousands except per share data)	FY 2010	FY 2009	FY 2009	FY 2009	FY 2009

RESULTS OF OPERATIONS (GAAP)
Fully tax equivalent net interest income	$25,907	24,016	22,038	21,712	23,358
Net interest income	$25,558	23,651	21,685	21,303	22,955
Noninterest income	$11,742	8,455	11,136	4,543	(1,598)
Noninterest expense	$24,325	31,000	23,000	116,599	21,360

Pre-tax, pre-provision income	$12,975	1,106	9,821	(90,753)	(3)
Provision for loan losses	$22,500	19,620	6,797	9,216	7,351
Net income (loss)	$(5,914)	(12,719)	2,541	(94,097)	(6,159)
Net income (loss) attributable to common shareholders	$(7,005)	(13,800)	2,325	(94,097)	(6,159)
Basic earnings (loss) per common share	$(0.42)	(0.83)	0.14	(5.68)	(0.37)
Diluted earnings (loss) per common share	$(0.42)	(0.83)	0.14	(5.68)	(0.37)

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	(0.73)%	(1.52)%	0.31%	(11.14)%	(0.74)%
Return on average equity	(8.38)%	(17.61)%	4.46%	(121.96)%	(7.74)%
Return on average tangible assets	(0.73)%	(1.53)%	0.31%	(11.50)%	(0.76)%
Return on average tangible equity	(8.72)%	(18.36)%	4.71%	(185.71)%	(11.71)%
Net interest margin, fully tax equivalent	3.38%	3.06%	2.85%	2.81%	3.07%
Efficiency ratio	64.61%	95.47%	69.33%	444.98%	98.16%
Noninterest expense to average assets	2.99%	3.72%	2.80%	13.81%	2.56%

RECONCILIATION OF NET INCOME (LOSS) TO CORE EARNINGS (LOSS)
Net income (loss)	$(5,914)	(12,719)	2,541	(94,097)	(6,159)
Merger, integration and restructuring, net of tax	$193	16	—	692	29
Goodwill impairment, net of tax	$—	—	—	92,139	—
Core earnings (loss)	$(5,721)	(12,703)	2,541	(1,266)	(6,130)
Core earnings (loss) attributable to common shareholders	$(6,812)	(13,784)	2,325	(1,266)	(6,130)

CORE EARNINGS (LOSS)
Core earnings (loss) attributable to common shareholders	$(6,812)	(13,784)	2,325	(1,266)	(6,130)
Core basic earnings (loss) per common share	$(0.41)	(0.83)	0.14	(0.08)	(0.37)
Core diluted earnings (loss) per common share	$(0.41)	(0.83)	0.14	(0.08)	(0.37)

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	(0.70)%	(1.52)%	0.31%	(0.15)%	(0.73)%
Core return on average equity	(8.10)%	(17.58)%	4.46%	(1.64)%	(7.71)%
Core return on average tangible assets	(0.70)%	(1.53)%	0.31%	(0.15)%	(0.76)%
Core return on average tangible equity	(8.44)%	(18.34)%	4.71%	(2.50)%	(11.65)%
Core net interest margin, fully tax equivalent	3.38%	3.06%	2.85%	2.81%	3.07%
Core efficiency ratio	63.82%	95.39%	69.33%	83.00%	97.95%
Core noninterest expense to average assets	2.95%	3.71%	2.80%	2.58%	2.56%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(Dollars in thousands except per share data)	FY 2010	FY 2009	FY 2009	FY 2009	FY 2009
CAPITAL
Total equity to total assets at end of period	8.57%	8.27%	8.70%	6.63%	9.38%
Tangible total equity to tangible assets at end of period	8.27%	7.96%	8.36%	6.29%	6.37%
Book value per common share	$12.31	12.51	13.27	12.84	18.32
Tangible book value per common share	$11.68	11.83	12.55	12.13	12.04
Period-end market value per common share	$2.95	3.11	3.36	3.83	12.85
Dividends declared per common share	$0.01	0.01	0.01	0.085	0.085
Period-end common shares outstanding (000)	16,973	16,973	16,973	16,973	16,973
Average basic common shares outstanding (000)	16,593	16,580	16,569	16,558	16,547
Average diluted common shares outstanding (000)	16,593	16,580	16,569	16,558	16,547

ASSET QUALITY
Net charge-offs	$11,437	15,805	4,609	7,066	4,140
Annualized net charge-offs to average loans	1.85%	2.52%	0.72%	1.07%	0.63%
Nonperforming loans	$126,740	103,228	69,190	66,951	62,860
Nonperforming loans to total loans	5.17%	4.18%	2.74%	2.56%	2.39%
Nonperforming assets	$159,863	140,018	104,159	101,752	89,433
Nonperforming assets to total assets	4.93%	4.11%	3.08%	3.10%	2.70%
Allowance for loan losses	$50,643	39,580	35,766	33,577	31,428
Allowance for loan losses to total loans	2.07%	1.60%	1.41%	1.28%	1.19%
Allowance for loan losses to nonperforming loans	39.96%	38.34%	51.69%	50.15%	50.00%

MORTGAGE BANKING
Mortgage originations	$457,964	636,561	717,403	291,765	263,900
Mortgage banking gains	$3,908	3,772	6,812	2,106	2,064
Mortgage servicing portfolio	$2,340,400	2,052,135	1,833,518	1,549,536	1,498,521
Mortgage servicing rights	$22,964	20,114	16,994	13,636	14,457
Mortgage servicing rights valuation (loss) recovery	$(112)	185	226	(1,071)	(292)
Mortgage servicing rights to mortgage servicing portfolio	0.98%	0.98%	0.93%	0.88%	0.96%

END OF PERIOD BALANCES
Loans	$2,449,937	2,468,444	2,529,229	2,613,455	2,630,943
Assets	$3,245,382	3,404,467	3,385,370	3,284,282	3,315,953
Deposits	$2,330,869	2,435,601	2,549,275	2,540,950	2,405,627
Total equity	$278,238	281,479	294,376	217,857	310,915
Tangible total equity	$267,462	269,955	282,087	205,878	204,407
Common equity	$208,942	212,281	225,291	217,857	310,915
Tangible common equity	$198,166	200,757	213,002	205,878	204,407
Loans to deposits ratio	105.11%	101.35%	99.21%	102.85%	109.37%

AVERAGE BALANCES
Loans	$2,457,983	2,520,156	2,585,519	2,622,016	2,608,491
Earning assets	$3,041,204	3,145,979	3,141,122	3,063,980	3,016,618
Assets	$3,232,235	3,346,646	3,331,969	3,350,845	3,308,996
Deposits	$2,409,542	2,502,267	2,566,770	2,483,101	2,394,237
Total equity	$280,136	289,768	231,155	306,099	315,519
Tangible total equity	$268,997	277,872	218,737	201,020	208,705
Common equity	$210,867	220,607	219,640	306,099	315,519
Tangible common equity	$199,728	208,711	207,222	201,020	208,705